N-SAR Exhibit: Sub-item 77I (a) and (b)
Legg Mason Partners Variable Income Trust
Western Asset Core Plus VIT Portfolio

In connection with the terms of the offering of Class I and II Shares of Western Asset Core Plus VIT Portfolio (the "Portfolio"), Registrant incorporates by reference, the supplement to the Portfolio's prospectus and Statement of Additional Information as filed with the Securities and Exchange Commission pursuant to Rule 497 of the Securities Act of 1933, on February 11, 2015 (Accession No. 0001193125-15-043027). The Registrant also incorporates by reference Post-Effective Amendment No. 78 to Form N-1A filed on April 20, 2015 pursuant to Rule 485(b) of the Securities Act of 1933 (Accession No. 0001193125-15-137862) including the following exhibits: (i) the Amended and Restated Designation of Series; and (ii) the Amended and Restated
Designation of Classes.